SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  November 19, 2002

VERSANT CORPORATION

(Exact name of Registrant as Specified in its Charter)

California

(State or Other Jurisdiction of Incorporation)

000-28540	94-3079392
(Commission File Number)	(I.R.S. Employer Identification Number)

6539 Dumbarton Circle
Fremont California 94555

(Address of Principal Executive Offices) (Zip Code)

(510) 789-1500

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Item 2:  Acquisition or Disposition of Assets

Acquisition of Mokume Software, Inc.

On November 19, 2002, Versant Corporation (“Versant”) acquired all the stock of privately held Mokume Software, Inc., a Delaware corporation (“Mokume”) in exchange for Versant’s issuance to Mokume’s stockholders of 2,424,000 shares of Versant common stock.   Versant’s acquisition of Mokume was structured as a merger (the “Merger”) in which VM  Merger Corp., a wholly owned subsidiary of Versant (“Sub”), was merged into Mokume, with Mokume surviving the Merger and becoming a wholly owned subsidiary of Versant.  The Merger was consummated pursuant to an Agreement and Plan of Reorganization dated November 19, 2002 (the “Merger Agreement”) entered into by Versant, Sub, Mokume and the stockholders of Mokume, a copy of which is attached as an Exhibit to this Report.  The issuance of the shares of Versant common stock in the Merger was not registered under the Securities Act of 1933, as amended (the “1933 Act”), in reliance on the exemption from registration provided by Section 4(2) thereof and Rule 506 of Regulation D promulgated thereunder.  Accordingly, such shares are subject to the resale restrictions imposed by Rule 144 under the 1933 Act. Concurrent with the Merger, Ajay Jain, Mokume’s founder, entered into a non-competition agreement with Versant and an employment agreement under which he will serve as President of Versant’s new Real-Time Computing Business Unit.

Mokume, based in San Jose, California, develops, markets and supports real-time computing software solutions and related services for customers in the manufacturing industry to improve their business processes and logistics.  Mokume’s assets include software products (including products in development) and technologies for building real-time computing software applications that link real-time data sources to an enterprise’s central software databases.  Real-time computing solutions enable an enterprise to obtain information in real time from different parts of its operations in order to make better decisions based on up-to-the-minute information.

The 2,424,000 of shares of Versant Common Stock issued to Mokume’s stockholders in the Merger represented approximately 16.4% of the shares of Versant’s common stock that were outstanding immediately after the Merger became effective.  The number of shares of Versant common stock issued to the Mokume stockholders in the Merger was negotiated and determined on the basis of the assumed market value of Mokume, as determined by Versant’s management and Board of Directors after its review of Mokume’s business, prospects and financial position and the terms of the Merger Agreement.

Under the Merger Agreement, Versant will be entitled to repurchase from the Mokume stockholders fifty percent (50%), or 1,212,000, of the shares of Versant common stock issued to them in the Merger (the “Contingent Shares”) at the price of $0.01 per share (the “Repurchase Right”) if Versant does not recognize at least $1,500,000 of revenue from real-time computing business (as defined in more detail in the Merger Agreement) by May 19, 2004 (or by November 19, 2004 if Versant recognizes at least $900,000 of such revenue by May 19, 2004).  In addition, Contingent Shares issued to certain Mokume stockholders who became employees of Versant are potentially subject to repurchase by Versant under certain vesting restrictions related to the stockholder’s employment with Versant, and in certain circumstances Versant’s Repurchase Right may not be exercisable with respect to such shares if the stockholder’s employment with Versant is terminated without “cause” or in connection with a change of control of Versant.

In the Merger Agreement the former Mokume stockholders have agreed to indemnify Versant out of the Versant shares issued to them in the Merger for losses Versant may incur arising from breaches of

Mokume’s representations, warranties and covenants in the Merger Agreement, subject to certain limits on the number of shares recoverable under Versant’s claims and time limits on when Versant may assert such claims.  The Merger Agreement also provides that Versant will initially withhold the share certificates for all Versant shares issued in the Merger, which generally cannot be transferred or sold so long as Versant is entitled to withhold them.  The 1,212,000 Versant shares issued in the Merger that are not Contingent Shares will be released to the former Mokume stockholders (and from these transfer restrictions) on November 19, 2003 unless Versant then has pending a claim for indemnification under the Merger Agreement, in which case such shares would instead be released on the first date thereafter on which no such indemnity claim is pending.  If and when the Contingent Shares are no longer subject to Versant’s Repurchase Right, the certificates representing those shares would also be released in quarterly installments beginning during the second year after the effective date of the Merger, subject to certain exceptions if Versant indemnification claims are then pending.

Item 7:   Financial Statements and Exhibits.

(a)           Financial Statements of Businesses Acquired.

Not applicable.

(b)           Pro Forma Financial Information.

Not applicable

(c)           Exhibits.

The following exhibits are filed herewith:

2.01                           Agreement and Plan of Reorganization dated as of November 19, 2002 by and among Versant Corporation, VM Merger Corp., Mokume Software, Inc. and the stockholders of Mokume Software, Inc.  (Pursuant to Item 601(b)(2) of Regulation S-K, certain exhibits and schedules have been omitted but will be furnished supplementally to the Commission upon request).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 27, 2002

VERSANT CORPORATION

	By:	/s/ Lee McGrath
Lee McGrath,
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
2.01

Agreement and Plan of Reorganization dated as of November 19, 2002 by and among Versant Corporation, VM Merger Corp., Mokume Software, Inc. and the stockholders of Mokume Software, Inc.  (Pursuant to Item 601(b)(2) of Regulation S-K, certain exhibits and schedules have been omitted but will be furnished supplementally to the Commission upon request).